Exhibit 99.1

Changyou.com Announces Special Committee Retains Financial Advisor and Legal Counsel and Resignation

of Special Committee Member

Beijing, China, July 27, 2017 - Changyou.com Limited (“Changyou” or the “Company”) (NASDAQ: CYOU), a leading online game developer and operator in China, today announced that the special committee (the “Special Committee”) of the Company’s board of directors (the “Board”) has retained Duff & Phelps (Duff & Phelps Securities, LLC and Duff & Phelps, LLC) as its financial advisor and Skadden, Arps, Slate, Meagher & Flom as its United States legal counsel in connection with its review and evaluation of the previously-announced non-binding proposal (the “Proposal”) that the board of directors of the Company received on May 22, 2017 from Dr. Charles Zhang, the Chairman of the Board, for the acquisition of all outstanding shares in the Company, including shares represented by American depositary shares, by an acquisition vehicle to be formed by Dr. Zhang.

The Special Committee currently consists of Dr. Xiao Chen and Mr. Charles Chan, each being an independent director of the Company and disinterested from Dr. Zhang and his affiliates. Dr. Chen has been elected the Chairman of the Special Committee. Mr. Dave De Yang resigned from the Special Committee, effective June 27, 2017, to focus on his services to the special committee of the board of directors of Sohu.com Inc., the Company’s controlling shareholder, in connection with the transactions contemplated by the Proposal.

The Special Committee is continuing its review and evaluation of the Proposal. The Company cautions its shareholders and others that the Proposal is non-binding and incomplete, and that neither the Board nor the Special Committee has made any decision with respect to the Company’s response to the Proposal. There can be no assurance that any definitive offer relating to the Proposal will be made, that any definitive agreement relating to the Proposal will be entered into by the Company, or that a transaction based on the Proposal or any other similar transaction will be consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other proposed transaction, except as required under applicable law.

Safe Harbor Statement

This announcement may contain forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. The Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. There can be no assurance that any definitive offer relating to the Proposal will be made, that any definitive agreement relating to the Proposal will be entered into by the Company, or that a transaction based on the Proposal or any other similar transaction will be approved or consummated.

About Changyou

Changyou.com Limited (NASDAQ: CYOU) is a leading developer and operator of online games in China with a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Changyou began operations as a business unit within Sohu.com Inc. (NASDAQ: SOHU) in 2003, and was carved out as a separate, stand-alone company in December 2007. It completed an initial public offering on April 7, 2009. Changyou has an advanced technology platform that includes advanced 2.5D and 3D graphics engines, a uniform game development platform, effective anti-cheating and anti-hacking technologies, proprietary cross-networking technology and advanced data protection technology. For more information, please visit http://ir.changyou.com.

For investor and media inquiries, please contact:

In China:

Ms. Margaret Shi

Investor Relations

Phone: +86 (10) 6192-0800

E-mail: ir@cyou-inc.com

In the United States:

Ms. Linda Bergkamp

Christensen

Phone: +1 (480) 614-3004

Email: lbergkamp@ChristensenIR.com